Exhibit 3.39

OPERATING AGREEMENT

OF

CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC

Dated as of April 26, 2005

i

6.3	Income Tax Advances	15
6.4	Limitation on Distributions	16
6.5	No Distribution Upon Withdrawal	16
6.6	Return of Capital	16
6.7	Liquidating Distributions	16

ARTICLE 7 Tax Matters		16
7.1	Allocations of Profits for Tax Purposes	16
7.2	Allocations of Losses for Tax Purposes	16
7.3	Qualified Income Offset	17
7.4	Nonrecourse Deductions	17
7.5	Gross Income Allocations	17
7.6	Forgiveness of Indebtedness Income	17
7.7	Curative Allocations	17
7.8	Contributed Property: Section 704(c) Allocations	18
7.9	Guaranteed Payments	18
7.10	Allocations Relating to Capital Account Adjustments	18
7.11	Review by Circle G	18
7.12	Knowledge of Tax Consequences	18

ARTICLE 8 Management		18
8.1	Manager-Managed Status of Company	18
8.2	Consultation with Circle G	19
8.3	Manager’s Right to Discontinue Participation in Project	19
8.4	Rights and Powers of Manager	19
8.5	Reliance by Third Parties	20
8.6	Banking	20
8.7	Fiduciary Duties	20
8.8	Filing of Documents	20
8.9	Compensation and Reimbursement	20

ARTICLE 9 The Members		21
9.1	Meetings of the Members	21
9.2	Voting of the Members	21
9.3	Transactions Between Members and the Company	21
9.4	Rights and Obligations of Members	21
9.5	Independent Activities	21
9.6	Default by a Member	22
9.7	Additional Members	22

ARTICLE 10 Transfers		22
10.1	Transfers	22
10.2	Transfers in Compliance with this Article	23
10.3	Requirements for Transferee Becoming a Substituted Member	24

ARTICLE 11 Withdrawals		24
11.1	Events of Withdrawal	24

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11.2	Withdrawal as Breach of Agreement	25
11.3	Consequences of Withdrawal in Breach of Agreement	25

ARTICLE 12 Dissolution and Termination		25
12.1	Dissolution	25
12.2	Continuation	26
12.3	Distributions Upon Winding Up	26
12.4	Notice of Winding Up	27
12.5	Deficit Capital Accounts	27
12.6	Articles of Termination	27

ARTICLE 13 Indemnification; Liability to Members		27
13.1	Indemnification of Manager and Members	27
13.2	Other Sources	28
13.3	Liability to Other Member	28

ARTICLE 14 Books, Records, Reports and Accounting		28
14.1	Books and Records	28
14.2	Taxable Year and Accounting	28
14.3	Accounting Matters	28
14.4	Preparation of Tax Returns	29
14.5	Tax Elections	29
14.6	Tax Matters Member	29

ARTICLE 15 Miscellaneous		29
15.1	Governing Law	29
15.2	Representations	29
15.3	Number of Members	30
15.4	Notices	30
15.5	Binding Effect	31
15.6	Titles and Captions	31
15.7	Pronouns and Plurals	31
15.8	No Third Party Rights	31
15.9	Timing	31
15.10	Number of Days	31
15.11	Waiver of Partition	31
15.12	Further Assurances	31
15.13	Estoppel Certificates	31
15.14	Amendments	31
15.15	Execution in Counterparts; Facsimile Signatures	31
15.16	Entire Agreement	32
15.17	Severability	32
15.18	Legal Counsel	32

iii

OPERATING AGREEMENT

OF

CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC

THIS OPERATING AGREEMENT (“Agreement”) is entered into as of the 26th day of April, 2005 by and between WILLIAM LYON HOMES, INC., a California corporation (“WLH”) and CIRCLE G ONE, L.L.C., an Arizona limited liability company (“Circle G”), as Members, and by WILLIAM LYON HOMES, INC., a California corporation (“Manager”), as Manager, of CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC, an Arizona limited liability company (the “Company”).

ARTICLE 1

Definitions

The following terms used in this Agreement shall have the meanings described below:

“Act” shall mean the Arizona Limited Liability Company Act, Arizona Revised Statutes Sections 29-601 through 29-857, as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Basis” shall have the meaning set forth in Section 1011 of the Code.

“Adjusted Capital Account Deficit” shall mean with respect to either Member, the deficit balance, if any, in that Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments: (i) the Capital Account shall be increased by the amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and (i)(5) of the Regulations, and (ii) the Capital Account shall be increased by the items described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to either Member, any Person (a) who directly or indirectly controls, is controlled by or is under common control with the Member; (b) who owns or controls ten percent (10%) or more of the outstanding voting or economic interests of the Member; (c) in which the Member owns more than ten percent (10%) of the voting or economic interests, (d) who is an officer, director, general partner or managing member of the Member; or (d) who is an officer, director, general partner, managing member, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (a) through (c) of this sentence. For purposes of this definition, the terms “controls,” “is controlled by,” and “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Agreement” shall mean this operating agreement, as it may be amended from time to time, complete with any exhibits and schedules hereto.

“Articles of Organization” shall mean the Company’s articles of organization filed with the Arizona Corporation Commission, as they may be amended or restated from time to time.

“Budget” shall have the meaning set forth in Section 4.1(b)(i) of this Agreement.

“Capital Account” shall mean the accounting record of each Member’s capital interest in the Company maintained in accordance with the rules applicable to partnerships that are set forth in Section 1.704-1(b)(2)(iv) of the Regulations.

“Capital Contribution” shall mean, with respect to either Member, an amount of money contributed by that Member to the Company and, if property other than money is contributed, the initial Gross Asset Value of such property, net of liabilities assumed or taken subject to by the Company; the term shall not include the fair market value of, or any other amount attributable to, services rendered to the Company by a Member. Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holder of the Membership Interest of that Member.

“Circle G” shall have the meaning set forth in the introductory paragraph.

“Circle G Additional Capital Contribution” shall have the meaning set forth in Section 4.4 of this Agreement.

“Circle G Property Development” shall have the meaning set forth in Section 3.1 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986 (or successor thereto), as amended from time to time.

“Commercial Property” shall have the meaning set forth in Section 3.3 of this Agreement.

“Company” shall mean the limited liability company formed pursuant to this Agreement, as such limited liability company may from time to time be constituted.

“Company Retained Lots” shall have the meaning set forth in Section 5.7 of this Agreement.

“Conceptual Lot Layout” shall mean the “Conceptual Context Plan - Andersen Property, Queen Creek, Arizona” dated October 7, 2004 prepared by HEC Engineering, L.L.C. under Job No. 6215, as the same may be amended from time to time during the entitlement of the LDS Property prior to the preparation of any preliminary plat of all or a portion of the LDS Property.

“Defaulting Member” shall have the meaning set forth in Section 9.6(a) of this Agreement.

“Development Agreement” shall have the meaning set forth in Section 3.4 of this Agreement.

“Disagreement Notice” shall have the meanings set forth in Section 5.2(b) of this Agreement.

“Due Diligence” shall mean all typical due diligence to be performed with respect to the LDS Property, including but not limited to the preparation by third parties of the following reports: pesticide testing, all environmental reports, a cultural resource survey, if necessary, master water and sewer studies, an ALTA survey, and a soils report.

“Economic Interest” shall mean the economic interest of a Person in the Company including, without limitation, such Person’s rights to a distributive share of the Profits and Losses of the Company, rights to a distributive share of assets, but excluding the right to vote and otherwise to participate in the management and control of the business and operations of the Company.

“8% Priority Return” shall have the meaning set forth in Section 4.1(d).

“Event of Withdrawal” shall have the meaning set forth in Section 11.1(a) of this Agreement.

“Final Fair Market Values” shall mean the final fair market value of a Lot as determined in Section 5.2 of this Agreement.

“Gross Asset Value” shall mean with respect to any Company asset, the asset’s Adjusted Basis, except that (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of that asset, (b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values upon (i) the acquisition of an additional interest in the Company for more than a de minimis Capital Contribution by any new or existing Member, (ii) a distribution of more than a de minimis amount of Company assets in full or partial liquidation of either Membership Interest, or (iii) the liquidation of the Company. For purposes of determining the continuing Gross Asset Value of an asset, all depreciation, amortization and loss recovery deductions with respect to each asset shall be based on the Gross Asset Value of that asset and shall further adjust the Gross Asset Value of that asset.

“Initial Capital Contributions” shall have the meaning set forth in Section 4.1(b)(i) of this Agreement, as modified by Section 4.1(c).

“LDS Assignment” shall have the meaning set forth in Section 3.5 of this Agreement.

“LDS Church” shall have the meaning set forth in Section 3.1(a) of this Agreement.

“LDS Property” shall have the meaning set forth in Section 3.1(a) of this Agreement.

“LDS Property Deposit” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“LDS Purchase Agreement” shall have the meaning set forth in Section 3.1(a) of this Agreement.

“Losses” shall have the meaning set forth in the definition of “Profits” and “Losses.”

“Lot Purchase Notice” shall have the meaning set forth in Section 5.7 of this Agreement.

“Lots” shall have the meaning set forth in Section 3.7 of this Agreement.

“Majority-in-Interest” shall mean one or more Members whose aggregate Participating Percentages in the Company exceed fifty percent (50%) of the total Participating Percentages in the Company.

“Manager” shall mean the Person designated as the “Manager” pursuant to Article 8 of this Agreement.

“Member” shall mean any Person who is identified as a member in the introductory language of this Agreement and each Person who subsequently may be admitted to the Company as a Substituted Member, until such time as an Event of Withdrawal occurs with respect to that Person or the Person ceases to be a Member pursuant to Section 11.1(a) of this Agreement.

“Membership Interest” shall mean a Member’s entire interest in the Company including such Member’s Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action, of or by the Members granted pursuant to this Agreement or the Act.

“Net Cash Flow” shall mean the gross proceeds from Company operations less the portion thereof used to pay or establish reasonable reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Manager. “Net Cash Flow” shall not be reduced by depreciation, amortization, or similar allowances, but shall be increased by any reduction of reserves previously established pursuant to the first sentence of this definition.

“Olson” shall mean Bill Olson of Hogan & Associates, Brickyard on Mill Avenue, 699 South Mill Avenue, Suite 320, Tempe, Arizona 85281.

“Override Notice” shall have the meaning set forth in Section 5.7 of this Agreement.

“Participating Percentage” shall mean a Member’s percentage interest in the Company, which shall be fifty percent (50%) in the case of each of WLH and Circle G.

“Person” shall mean an individual, firm, corporation, partnership, limited liability company, association, estate, trust, pension or profit-sharing plan, or any other entity.

“Preliminary Plat Stage” shall have the meaning set forth in Section 3.6 of this Agreement.

“Prime Rate” shall mean the rate announced from time to time by Bank One, Arizona, NA as its prime rate.

“Principal Office” shall mean the registered Arizona office of the Company at which the records of the Company are kept as required under the Act.

“Profits” and “Losses” shall mean for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss, respectively, for that year or period, determined in accordance with Sections 702 and 703 of the Code with the following adjustments:

(a) Any income of the Company exempt from federal income tax not otherwise taken into account in computing Profits or Losses shall be added to that taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, shall be subtracted from that taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted as required by the definition of Gross Asset Value, the amount of that adjustment shall be taken into account as gain or loss from the disposition of that asset (assuming the asset was disposed of just prior to the adjustment) for purposes of computing Profits or Losses in the Taxable Year of adjustment;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the Adjusted Basis of that property may differ from its Gross Asset Value;

(e) Depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss shall be based on the Gross Asset Value of an asset; and

(f) Any items of income, gain, loss or deduction that are specially allocated pursuant to Section 7.8 of this Agreement shall not be taken into account in computing Profits or Losses.

“Project” shall mean the activities described in Article 3 and, if applicable, Section 5.7 of this Agreement.

“Promissory Note” shall have the meaning set forth in Section 3.5 of this Agreement.

“Proposed Fair Market Values” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Regulations” shall mean pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Regulatory Allocations” shall have the meaning set forth in Section 7.7 of this Agreement.

“Seller Retained Property” shall have the meaning set forth in Section 3.4 of this Agreement.

“Subsequent Capital Contributions” shall have the meaning set forth in Section 4.1(b)(ii) of this Agreement.

“Substituted Member” shall mean any Person admitted to the Company as a substituted member pursuant to Section 10.2(b) of this Agreement.

“Tax Matters Member” shall mean the “tax matters partner” as defined in Section 6231(a)(7) of the Code.

“Taxable Year” shall mean the year on which the accounting and federal income tax records of the Company are kept, which shall be the calendar year.

“Transfer” shall mean (i) when used as a verb, to sell, assign, transfer, give, donate, pledge, deposit, alienate, bequeath, devise or otherwise encumber or dispose of in any way or manner, or (ii) when used as a noun, any sale, assignment, transfer, gift, donation, pledge, deposit, alienation, bequest, devise or other encumbrance or disposition.

“12% Priority Return” shall have the meaning set forth in Section 4.1(d) of this Agreement.

“Unreturned Initial Capital Contributions” shall mean, with respect to WLH at any given point in time, the aggregate amount of Capital Contributions made by WLH pursuant to Section 4.1(b)(i) of this Agreement, minus the aggregate amount previously distributed to such Member pursuant to Section 6.1(b).

“Unreturned Subsequent Capital Contributions” shall mean, with respect to WLH at any given point in time, the aggregate amount of Capital Contributions made by WLH pursuant to Section 4.1(b)(ii) of this Agreement, minus the aggregate amount previously distributed to such Member pursuant to Section 6.1(d).

“Ward” shall mean Scott Ward of Ward Real Estate, 600 West Chandler Boulevard, Suite 2, Chandler, Arizona 85225.

“White Property” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“White Property LLC” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“WLH” shall have the meaning set forth in the introductory paragraph.

“WLH Deposits” shall have the meaning set forth in Section 3.2(b) of this Agreement.

“WLH Preferred Return” shall have the meaning set forth in Section 4.3 of this Agreement.

ARTICLE 2

General Provisions

2.1 Formation. The parties have formed the Company pursuant to the Act by filing the Articles of Organization with the Arizona Corporation Commission on April 26, 2005. This Agreement shall be effective as of the date of such filing. The parties have executed this Agreement to serve as the operating agreement of the Company, as that term is defined in Section 29-601(12) of the Act, and subject to any applicable restrictions in the Act, the business and affairs of the Company, and the relationship of the parties to one another shall be operated in accordance with and governed by the terms and conditions set forth in this Agreement. The parties agree to execute all further amendments to the Articles of Organization and all other documents that are needed to enable the Manager to accomplish all filing, recording, publishing and other acts as may be necessary or appropriate from time to time to comply with all requirements of the Act.

2.2 Name. The name of the Company shall be “Circle G at the Church Farm North Joint Venture, LLC,” or such other name as the Manager from time to time shall determine.

2.3 Principal Office and Place of Business. The Principal Office and place of business of the Company shall be located at 8840 East Chaparral Road, Suite 200, Scottsdale, Arizona 85250, or at such other place as the Manager from time to time shall determine.

2.4 Company Purposes. The purpose and business of the Company shall be to engage in the Project and transact any business allowed by law. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for furtherance and accomplishment of such purpose.

2.5 Term. The term of the Company commenced upon the filing of the Articles of Organization on April 26, 2005 and shall continue until December 31, 2030 or until the Company is earlier dissolved in accordance with Section 12.1 of this Agreement.

2.6 Statutory Agent for Service of Process. The statutory agent for service of process required to be appointed and maintained by the Company under Section 29-604(A)(2) of the Act shall be Lars O. Lagerman, Esq., Bryan Cave LLP, Two North Central Avenue, Suite 2200, Phoenix, Arizona 85004, or such other Person as the Manager shall appoint from time to time.

2.7 Names and Addresses of Members. The names and addresses of the Members are set forth on Exhibit A attached to and made a part of this Agreement.

2.8 Treatment as a Partnership. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes, but that the Company shall not be operated or treated as a partnership for any other purpose. No Member shall take any action that is inconsistent with that intent.

2.9 Definitions. Capitalized terms used in this Agreement are defined in Article 1 of this Agreement.

ARTICLE 3

The Project

3.1 Agreements.

(a) Prior to the execution of this Agreement, Circle G Property Development, L.L.C., an Arizona corporation and an Affiliate of Circle G (“Circle G Property Development”) entered into a purchase agreement dated May 28, 2004 (the “LDS Purchase Agreement”) to purchase approximately 446 acres of real property in Maricopa County and Pinal County in the vicinity of Queen Creek Road and Meridian Road (the “LDS Property”) from the Corporation of the Presiding Bishop of the Church of Jesus Christ of Latter-Day Saints, a Utah corporation sole (“LDS Church”).

(b) Prior to the execution of this Agreement, WLH entered into a purchase agreement dated January 24, 2005 to purchase approximately 442 acres of real property in Maricopa County and Pinal County in the vicinity of Queen Creek Road and Meridian Road (the “White Property”) from Richard L. White, a married man dealing with his sole and separate property, and Andersen & Smith, an Arizona general partnership. Circle G and WLH have agreed that Circle G shall have the right (but not the obligation) to participate as to a fifty percent (50%) membership interest in a separate Arizona limited liability company to be formed by WLH with respect to the White Property (the “White Property LLC”) in accordance with such terms and conditions as are mutually agreed to by WLH and Circle G and set forth in an operating agreement for the White Property LLC.

3.2 Deposits.

(a) Circle G Property Development has made initial earnest money deposits totaling $100,000.00 with respect to the purchase of the LDS Property (the “LDS Property Deposit”) and has also paid two extension fees totaling $50,000.00 to extend the Zoning Approval Date (as defined in the LDS Purchase Agreement (the “LDS Extension Fees”). Circle G Property Development has also paid certain engineering and entitlement costs relating to the LDS Property. The Company shall reimburse Circle G Property Development for the LDS Property Deposit, the LDS Extension Fees and any additional deposits required under the LDS Purchase Agreement, together with the engineering and entitlement costs pertaining to the LDS Property, out of the Capital Contributions to be made by WLH pursuant to Section 4.1(b)(i).

(b) Under the LDS Assignment (as defined in Section 3.5 below), Paragraph 3.2 of the LDS Purchase Agreement will be revised to require that WLH deposit with Escrow Agent (as that term is defined in the LDS Purchase Agreement) additional cash Earnest Money Deposits (as that term is defined in the LDS Purchase Agreement) of (i) $500,000.00 on or before September 30, 2005 and (ii) $500,000.00 on or before December 31, 2005 (collectively, the “WLH Deposits”). The WLH Deposits shall be considered part of the Initial Capital Contributions made by WLH pursuant to Section 4.1(b)(i)

3.3 Commercial Property. Approximately 45 acres of the LDS Property at the southeast corner of Ocotillo Road and Signal Butte Road (the “Commercial Property”) are being reserved for commercial development. The Commercial Property shall not be subject to the lot sale provisions of Section 3.7 or Article 5 of this Agreement.

3.4 Seller Retained Property. If the LDS Church elects under the LDS Purchase Agreement to retain a portion of the LDS Property (the “Seller Retained Property”), LDS Church will be responsible for its prorata portion of the cost of the infrastructure improvements servicing the Seller Retained Property in accordance with a development agreement to be entered into between LDS Church and the Company (the “Development Agreement”) prior to the closing under the LDS Purchase Agreement.

3.5 Assignment of LDS Purchase Agreement to Company. On or about June 30, 2005, Circle G Property Development shall assign its rights under the LDS Purchase Agreement to the Company, pursuant to an Assignment and Assumption of and First Amendment to Purchase Agreement substantially in the form of Exhibit B attached to and made a part of this Agreement (the “LDS Assignment”), in exchange for the Down Payment (as defined in the LDS Assignment) and a promissory note substantially in the form of Exhibit C attached to and made a part of this Agreement (the “Promissory Note”). Circle G Property Development has also agreed to assign to the Company any other rights it may have in the LDS Property.

3.6 Entitlement Activities. The Company shall perform or cause to be performed all entitlement work relating to the development of the LDS Property as a master planned community during the period ending with the approval of the preliminary plat by the Town of Queen Creek (the “Preliminary Plat Stage”). The Company shall also perform or cause to be performed all entitlement work relating to the Seller Retained Property that it is required to make under the Development Agreement and all amendments thereto. The Members contemplate that the Company will engage IPLAN to coordinate its entitlement activities, but that WLH will be involved in all entitlement meetings and strategy sessions.

3.7 Sale of Lots. It is contemplated that the Company will sell the real property lots resulting from the subdivision of the LDS Property (the “Lots”) as provided in Article 5 as soon as reasonably practical after the later of the completion of the Preliminary Plat Stage or the acquisition of the LDS Property by the Company, unless WLH exercises its right to cause the Company to retain one or more Lots as provided in Section 5.7.

ARTICLE 4

Capital Contributions

4.1 Capital Contributions of the Members.

(a) Except as provided in Section 4.4, Circle G shall not be required to make any Capital Contributions to the Company. The Members acknowledge and agree that Circle G’s initial Capital Account will be zero.

(b) WLH shall make Capital Contributions to the Company in the following amounts and at the following times:

(i) The WLH Deposits, all amounts necessary to allow the Company to reimburse Circle G Property Development for the Initial Deposits after the satisfactory completion of the Due Diligence, and all amounts necessary to allow the Company to pay on a timely basis as and when required all deposits, fees, entitlement costs, Due Diligence costs and other amounts (the “Initial Capital Contributions”), all as more specifically itemized on the Budget set forth in Exhibit D attached to and made a part of this Agreement; and

(ii) Unless WLH exercises its right described in Section 8.3(a), all amounts that cannot be obtained through third-party loans to the Company and are necessary to (A) allow the Company to purchase the LDS Property at such times as such amounts are needed for the purchase of the LDS Property in accordance with the terms of the LDS Purchase Agreement and (B) pay for the costs associated with final platting and lot development of Lots retained by the Company as described in Section 5.8(a) (the “Subsequent Capital Contributions”).

(c) The parties acknowledge that WLH advanced certain amounts described in Section 4.1(b)(i) in contemplation of, but prior to, the formation of the Company and agree that such amounts shall be considered to be part of the Initial Capital Contributions and shall accrue the 8% Priority Return from the date of each advance.

(d) If WLH defaults in its obligation to make either of the WLH Deposits, then, notwithstanding anything in this Agreement to the contrary:

(i) WLH shall be in default under this Agreement, shall be immediately removed as Manager of the Company, shall be immediately forfeit all of its rights as a Member, including its Membership Interest, shall have no further right to purchase Lots, shall not be entitled to receive any pending, planned or future Distributions or any repayment of any outstanding loans made by WLH to the Company, and shall have no further obligation or liability whatsoever under this Agreement;

(ii) Circle G shall have the right to purchase and assume the Membership Interest of WLH for the sum of $1.00; and

(iii) WLH shall, promptly upon demand from Circle G, execute and deliver to Circle G such withdrawal, assignment, transfer, release or other documents necessary to evidence the transfer of the Membership Interest from WLH to Circle G.

(e) Notwithstanding anything to the contrary in Section 4.1(d) above or elsewhere in this Agreement, if the events of Section 4.1(d) occur, the provisions of Section 8.3(b) shall apply.

4.2 Priority Returns. WLH shall be entitled to a priority return of eight percent (8%) per annum (the “8% Priority Return”) with respect to its Initial Capital Contributions and shall be entitled to a priority return of twelve percent (12%) per annum (the “12% Priority Return”) with respect to its Subsequent Capital Contributions.

4.3 WLH Preferred Return. WLH shall be entitled to a Preferred Return (the “WLH Preferred Return”), payable as provided in Section 6.1(e), in an aggregate amount equal to all payments of principal and interest payable by the Company on the Promissory Note.

4.4 Circle G Additional Capital Contributions.

(a) Under the terms of the Promissory Note, any distributions of the WLH Preferred Return to WLH pursuant to Section 6.1(e) shall cause an equal amount of principal to become due and payable on the Promissory Note. The Members anticipate, therefore, that principal payments with respect to the Promissory Note shall be made at the same times and in the same amounts as distributions of the WLH Preferred Return. However, if the Note matures, the Company dissolves, or for any other reason all or a portion of the principal or interest on the Promissory Note becomes due, at a time when the Company does not have sufficient Net Cash Flow to make a distribution of the WLH Preferred Return in the same amount as the payment that is due on the Promissory Note (taking into account the fact that distributions pursuant to Sections 6.1(a) through 6.1(d) must be made prior to the distribution of the WLH Preferred Return), Circle G shall be required to make a Capital Contribution to the Company in an amount equal to the amount of principal and interest then due on the Promissory Note (the “Circle G Additional Capital Contribution”). The Circle G Additional Capital Contribution shall be made on or before the date that is five (5) days before the date on which the principal and/or interest on the Promissory Note becomes due.

(b) If Circle G defaults in its obligation to make the Circle G Additional Capital Contribution, WLH shall have the right, but not the obligation, to advance funds to the Company to enable it make the payments due on the Promissory Note. Such advance shall be treated as a loan from WLH to Circle G followed by a contribution of the funds from Circle G to the Company and shall be repaid to WLH, together with interest at the rate of eighteen percent (18%) per annum, directly from the Company from distributions otherwise payable to Circle G pursuant to Section 6.1(g).

(c) To secure the payment of the Circle G Additional Capital Contribution, Circle G hereby pledges its Membership Interest to WLH and grants WLH a security interest therein and a power of attorney coupled with an interest to exercise the pledge and security interest following a default by Circle G to pay the Circle G Additional Capital Contribution.

4.5 No Capital Contribution for Services. The fair market value of, or any other amount attributable to, services rendered to the Company by a Member shall not be considered to be a Capital Contribution.

4.6 Maintenance of Capital Accounts. The Manager shall cause the Company to maintain for each Member a Capital Account that complies with Section 1.704-1(b)(2)(iv) of the Regulations. If money or other property (other than a de minimis amount) is (a) contributed to the Company by a new or existing Member in exchange for a Membership Interest in the Company, or (b) distributed by the Company to a retiring or continuing Member as consideration for all or a portion of its Membership Interest, then, if the Manager deems such an adjustment to be necessary to reflect the economic interests of the Members and the requirements of Section 1.704-1(b)(2)(f) are satisfied, then (i) the adjustments described in Section 1.704- 1(b)(2)(iv)(g)

of the Regulations shall be made, and (ii) the Capital Accounts of the Members shall be adjusted to reflect (A) a revaluation of all the Company’s assets (including intangible assets such as goodwill) based upon their fair market value on the date of the adjustment (taking into account Section 7701(g) of the Code) and (B) the manner in which unrealized income, gain, loss, or deduction inherent in such assets (that has not been reflected in the Capital Accounts previously) would be allocated under Article 7 among the Members if there were a taxable disposition of the assets for such fair market value on the date of the adjustment.

ARTICLE 5

Sale of Lots

5.1 Right to Purchase Lots.

(a) The Company shall sell the parcel designated on the Conceptual Lot Layout as “Parcel DB” to Dennis Barney (or his designee), immediately upon acquisition by the Company of Parcel DB at the Closing under the LDS Purchase Agreement, at the price per acre specified in the LDS Purchase Agreement and upon such other terms and conditions as are acceptable to Dennis Barney (or his designee) and the Company.

(b) Except as set forth in Sections 5.1(a) above, and except as provided in Section 5.7, each Member shall have the right to purchase the types of Lots as described in Exhibit E attached to and made a part of this Agreement by delivering written notification to the Manager within thirty (30) days after the determination of the Final Fair Market Values of such Lots under Section 5.2 (the “Lot Purchase Notice”). To the extent that a Member does not deliver a Lot Purchase Notice in accordance with this Section 5.1(b), the other Member shall have the right to purchase any portion of the remaining Lots.

5.2 Purchase Price for Member Purchases. The purchase price of any Lot purchased by a Member pursuant to Section 5.1(b) shall be an amount equal to the Final Fair Market Value of such Lot as determined pursuant to this Section 5.2.

(a) Within ten (10) days after completion of the Preliminary Plat Stage, the Company shall engage Ward and Olson, or any other party or parties agreed to by both Members at the time, to determine the fair market value of each Lot. The party or parties engaged by the Company for this purpose shall be required to provide the Company and each Member with a written determination of the fair market value of each Lot (the “Proposed Fair Market Values”) within thirty (30) days after their engagement.

(b) Unless either Member provides written notice (a “Disagreement Notice”) to the Company and the other Member of its disagreement with the Proposed Fair Market Values within ten (10) days after the Member’s receipt of the Proposed Fair Market Values, the Proposed Fair Market Values shall become the “Final Fair Market Values.” If a Disagreement Notice is received by the Company within ten (10) days after the Member receives the Proposed Fair Market Values, the Final Fair Market Values shall be determined by an appraisal procedure as described in Section 5.2(c).

(c) If the Final Fair Market Values are to be determined by appraisal, the following procedure shall apply:

(i) If, within fifteen (15) days after the Company’s receipt of a Disagreement Notice, the Members can agree upon the appointment of a single appraiser to appraise the value of the Lots, the Final Fair Market Values shall be determined by that appraiser;

(ii) If, within fifteen (15) days after the Company’s receipt of the Disagreement Notice, the Members cannot agree on the appointment of a single appraiser, each Member shall appoint a qualified appraiser who is both a member of the Appraisal Institute (or a successor organization) with a then current senior designation of MAI (or then comparable designation) and who has at least fifteen (15) years of experience in appraising residential lots within a ten (10) mile radius of the LDS Property. The two appraisers shall then submit their determination of the fair market value of the Lots to both Members and to each other within thirty (30) days after they are selected as appraisers. The Members, with the help of the appraisers, if necessary, shall attempt to reconcile any differences between the fair market values of the Lots within ten (10) days after the receipt of the second appraisal. If the Members reach agreement, the agreed upon fair market values shall become the Final Fair Market Values.

(iii) If the fair market values of the Lots cannot be reconciled within ten (10) days after the receipt of the second appraisal, then the two appraisers shall attempt to decide on a third appraiser within the following ten (10) day period, and if they cannot reach agreement, a third qualified appraiser shall be selected by the then head official of the office of the American Arbitration Association in Phoenix, Arizona.

(iv) The sole responsibility of the third appraiser will be to determine which of the determinations made by the first two appraisers is more accurate. The third appraiser shall have no right to propose a middle ground or any modification of either of the prior valuations made by the first two appraisers. The third appraiser’s choice will be submitted to the parties within twenty (20) days after his or her selection. Such determination will bind both parties and will establish the Final Fair Market Values.

5.3 Joint Development Agreement. Prior to the first sale of a Lot to a Member, the Members shall agree to the terms of a joint development agreement for the funding and development of joint infrastructure improvements for the Project containing escrow holdbacks and secured by the Lots sold to the Members.

5.4 Timing of Member Purchases. The closing for any Lot purchased by a Member pursuant to Section 5.1 shall take place on the later of either (i) ten (10) days following the Company’s acquisition of the portion of the LDS Property that contains the Lot to be sold, or (ii) forty-five (45) days of the recording of the final plat for the portion of the LDS Property that contains the Lot to be sold.

5.5 Sale of Remaining Lots. Any Lots not selected by a Member to be purchased pursuant to Section 5.1 shall be offered for sale to third parties as soon as reasonably possible after the completion of the Preliminary Plat Stage.

5.6 Brokerage Commissions. The Company shall engage Ward and Olson as brokers in connection with sales of the Lots. Any commission due and payable to Ward and

Olson shall be paid in accordance with a separate brokerage commission agreement entered into by the Company and Ward and Olson.

5.7 Limitation on Circle G’s Right to Purchase Lots. If Circle G delivers a Lot Purchase Notice to the Manager, WLH shall have the right, within fifteen (15) days after the WLH’s receipt of Circle G’s Lot Purchase Notice, to give written notice to the Manager and to Circle G that WLH elects to nullify Circle G’s right to purchase such Lots (the “Override Notice”), in which case the Company shall retain the Lots, complete the final platting of the Lots and sell such Lots to one or more third parties. In the event that any Lots are retained by the Company pursuant to the provisions of this Section 5.7 (the “Company Retained Lots”), the following provisions shall apply:

(a) WLH will advance to the Company as a loan all amounts that cannot be obtained by the Company through third-party loans and are necessary to pay for the costs associated with the final platting and development of the Company Retained Lots (unless said costs are paid by a third-party buyer) as provided in Section 5.8(a);

(b) Circle G shall receive a three percent (3%) marketing fee and a one percent (1%) design review fee upon the sale of any Company Retained Lots, calculated as a percentage of the gross sales price of a Company Retained Lot, which shall be treated as closing costs; and

(c) After the repayment of all advances made by WLH pursuant to Section 5.7(a) and the payment of the fees described in Section 5.7(b), all net proceeds from the sale of Company Retained Lots shall be distributed to the Members in accordance with the provisions of Section 6.1.

If WLH does not deliver an Override Notice, Circle G may proceed, without any obligation to WLH, to identify and select an outside partner to purchase the Lots allocated to Circle G on Exhibit E, subject to the approval of such outside partner by WLH, which approval shall not be unreasonably withheld or delayed.

5.8 Final Platting and Development Costs for Lots.

(a) If there are Company Retained Lots, the final platting and development costs associated with the Company Retained Lots shall be obtained from third-party loans or advances from WLH as described in Section 5.7(a).

(b) If WLH exercises its right to purchase any Lots, WLH shall pay the final platting and development costs associated with such Lots. If Circle G exercises its right to purchase any Lots and the Lots do not become Company Retained Lots pursuant to the terms of Section 5.7, Circle G shall pay the final platting and development costs associated with such Lots.

(c) Notwithstanding Section 5.8(a) and Section 5.8(b), the final platting and development costs may be paid by the third-party buyer of such Lots.

ARTICLE 6

Distributions

6.1 Timing and Priority of Distributions. No distributions shall be made to the Members until any advances made to the Company by WLH pursuant to Section 5.7(a) have been repaid in full. Distributions of Net Cash Flow shall be made from time to time as determined by the Manager in the following order of priority:

(a) First, to WLH to the extent of any accrued and unpaid 8% Priority Return;

(b) Second, to WLH to the extent of its Unreturned Initial Capital Contributions;

(c) Third, to WLH to the extent of any accrued and unpaid 12% Priority Return;

(d) Fourth, to WLH to the extent of its Unreturned Subsequent Capital Contributions;

(e) Fifth, to WLH to the extent the amount of any unpaid WLH Preferred Return exceeds the amount of any unreturned Circle G Additional Capital Contribution;

(f) Sixth, to WLH and Circle G in proportion to and to the extent of any accrued and unpaid WLH Preferred Return and unreturned Circle G Additional Capital Contribution; and

(g) Finally, to the Members in accordance with their Participating Percentages.

6.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of state, local, or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed under this Article 6 to the Members with respect to which such amount was withheld. The Company is authorized to withhold from payments and distributions, or with respect to allocations to Members, and to pay over to any federal, state, and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law or any foreign law.

6.3 Income Tax Advances. The Company shall advance to each Member, to the extent of available cash and without borrowing additional funds, an amount equal to the federal and state income taxes that would be payable by such Member as a result of the recognition of Company income by such Member to the extent such Member has not received distributions pursuant to Section 6.1 for any Taxable Year sufficient to pay such income taxes. All advances pursuant to this Section 6.3 shall be loans from the Company to the Member receiving such advances, shall bear interest at the Prime Rate, plus two percent (2%) per annum compounded annually, and shall be repaid out of the next available distributions to the Member pursuant to Section 6.1.

6.4 Limitation on Distributions. Notwithstanding any other provision in this Agreement, and consistent with Section 29-706 of the Act, the Company shall not make a distribution to either Member to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Company would exceed the fair market value of the assets of the Company.

6.5 No Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Membership Interest as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

6.6 Return of Capital. No Member shall be entitled to the return of, or interest on, that Member’s Capital Contributions except as specifically provided in this Agreement.

6.7 Liquidating Distributions. Upon dissolution and liquidation of the Company, liquidating distributions shall be made to the Members as set forth in Section 12.3.

ARTICLE 7

Tax Matters

7.1 Allocations of Profits for Tax Purposes. After giving effect to the special allocations contained in Sections 7.3 through 7.7, Profits of the Company shall be allocated to the Members for tax purposes for each Taxable Year as follows:

(a) First, to the Members, in proportion to and in reverse order of the cumulative Losses previously allocated to them pursuant to Section 7.2, until the cumulative Profits allocated to the Members pursuant to this Section 7.1(a) are equal to the cumulative Losses allocated to them pursuant to Section 7.2 for all Taxable Years;

(b) Second, to WLH, until the cumulative Profits allocated to it under this Section 7.1(b) equal the cumulative 8% Priority Return it has received through the end of the Taxable Year;

(c) Third, to WLH, until the cumulative Profits allocated to it under this Section 7.1(c) equal the cumulative 12% Priority Return it has received through the end of the Taxable Year;

(d) Fourth, to WLH, until the cumulative Profits allocated to it under this Section 7.1(d) equal the WLH Preferred Return it has received through the end of the Taxable Year; and

(e) Finally, to the Members, in accordance with their Participating Percentages.

7.2 Allocations of Losses for Tax Purposes. After giving effect to the special allocations contained in Sections 7.3 through 7.7, Losses of the Company shall be allocated to the Members for tax purposes for each Taxable Year as follows:

(a) First, to the Members, in proportion to and in reverse order of the cumulative Profits previously allocated to them pursuant to Section 7.1, until the cumulative Losses allocated to the Members pursuant to this Section 7.2(a) are equal to the cumulative Profits allocated to them pursuant to Section 7.1 for all Taxable Years;

(b) Second, to the Members, in proportion to and to the extent of their respective Capital Contributions; and

(c) Third, to the Members in accordance with their Participating Percentages.

7.3 Qualified Income Offset. If either Member unexpectedly receives any adjustments, allocations, or distributions described in paragraphs (4), (5), or (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations, items of the Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 7.3 shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 7 have been tentatively made as if this Section 7.3 were not in the Agreement.

7.4 Nonrecourse Deductions. The allocations set forth in Sections 7.1 and 7.2 are intended to comply with the requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. If the Company incurs “nonrecourse deductions” or “partner nonrecourse deductions” or if there is any change in the Company’s “minimum gain,” as those terms are defined in such Regulations, the allocation of Profits, Losses and items thereof to the Members shall be modified as deemed reasonably necessary or advisable by the Members to comply with such Regulations.

7.5 Gross Income Allocations. In the event either Member has a deficit Capital Account at the end of any Taxable Year which is in excess of the sum of (a) the amount such Member is obligated to restore pursuant to any provisions of this Agreement, and (b) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.5 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 7 have been tentatively made as if Section 7.4 and this Section 7.5 were not in the Agreement.

7.6 Forgiveness of Indebtedness Income. If the Company realizes forgiveness of indebtedness income as a result of the forgiveness of all or any portion of the Promissory Note, such income shall be allocated to Circle G.

7.7 Curative Allocations. The allocations set forth in Sections 7.3 and 7.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding any other provision of this Article 7 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction between the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not applied.

7.8 Contributed Property: Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the Adjusted Basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with part (a) of the definition of Gross Asset Value). If the Gross Asset Value of any asset is adjusted pursuant to part (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the Adjusted Basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations promulgated thereunder. Any elections or other decisions relating to such allocations shall be made in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 7.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, either Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

7.9 Guaranteed Payments. The marketing fee and design review fee payable to Circle G pursuant to Section 5.7(b) will be treated as guaranteed payments within the meaning of Section 707(c) of the Code.

7.10 Allocations Relating to Capital Account Adjustments. If the Capital Accounts of a Member are adjusted as provided in Section 4.6, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall, solely for tax purposes, take into account any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Section 1.702-1(b)(2)(iv)(g) of the Regulations.

7.11 Review by Circle G. Circle G shall have the right to review all income tax returns filed by the Company prior to their submission to the taxing authority, and shall also have the right to review the calculation of Capital Accounts and accounting statements.

7.12 Knowledge of Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Article 7 and the economic impact of the allocations on the amounts receivable by them under the Agreement. The Members hereby agree to be bound by the provisions of this Article 7 in reporting their share of the Company’s income and loss for income tax purposes.

ARTICLE 8

Management

8.1 Manager-Managed Status of Company. The management of the Company shall be vested in a Manager, and the business and affairs of the Company shall be managed by the Manager. Except as provided in Section 8.3, WLH shall be the Manager of the Company.

8.2 Consultation with Circle G. The Manager shall consult with Circle G on all major decisions concerning the Company including but not limited to any decision involving the Promissory Note. The Manager shall allow Circle G to participate in all matters relating to the annexation, entitlement, zoning, platting, engineering and development of the LDS Property with the Town of Queen Creek, Maricopa County, any other governmental or quasi-governmental entity, or any third party. Notwithstanding the preceding sentence, in the case of a disagreement between the Manager and Circle G concerning a particular course of action, the Manager shall have the power and authority to make the final determination.

8.3 Manager’s Right to Discontinue Participation in Project.

(a) In addition to the rights and powers described in Section 8.4, the Manager shall have the right, not less than ninety (90) days prior to the scheduled closing of the purchase of any portion of the LDS Property by the Company, to elect to discontinue its participation in the Project or any portion thereof, including the right to cause WLH to default on any obligation it may have to make a Subsequent Capital Contribution for the purchase all or any portion of the LDS Property. The Manager shall provide written notice to the Members of its decision to discontinue not less than ninety (90) days prior to the scheduled closing date, at which time (and for a period of thirty (30) days thereafter) Circle G may, by delivering written notice to Manager and WLH, exercise its right to remove WLH as the Manager of the Company, in which event Circle G shall become the Manager of the Company and shall have the right to make the election described in Section 8.3(b), and WLH shall not be required to make any further Capital Contributions to the Company. Following such removal of WLH, WLH shall be treated as withdrawn from the Company and its Membership Interest shall be considered redeemed, and WLH shall have no further obligation or liability whatsoever under this Agreement.

(b) Upon the occurrence of either the default described in Section 4.1(d) or the withdrawal of WLH described in Section 8.3(a) above, Circle G shall have the right to elect to either:

(i) Discontinue the Project, in which event the Company shall be dissolved and terminated in accordance with Article 12; or

(ii) Continue with the Project, either on its own or with a new partner, which new partner may become a Member of the Company in accordance with the terms of this Agreement.

8.4 Rights and Powers of Manager. Subject to Section 8.2, the Manager shall have full, exclusive and complete power to manage and control the business and affairs of the Company and shall have all of the rights and powers provided by law to a manager of a manager- managed limited liability company, including the power and authority to execute instruments and documents, to mortgage or dispose of any real property held in the name of the Company, and to take any other actions on behalf of the Company, whether or not such actions are for carrying on the business of the Company in its usual way. The rights and powers of the Manager shall include the right to approve a plan of merger or consolidation of the Company with or into one or more business entities as defined in Section 29-751 of the Act. For convenience and ease of operations, the Manager may also enter into certain contracts and agreements for the benefit of the Company in its own name, which said contracts and agreements may be reflected in the books and records of the Company.

8.5 Reliance by Third Parties.

(a) A third party shall be entitled to rely on all actions of the Manager and shall be entitled to deal with the Manager as if the Manager were the sole party in interest, both legally and beneficially. Every instrument purporting to be the action of the Company and executed by the Manager or its designate shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that, at the time of delivery thereof, this Agreement was in full force and effect and that the execution and delivery of that instrument is duly authorized by the Manager and the Company.

(b) No Member shall be considered to be an agent of the Company solely by virtue of being a Member, and no Member other than a Manager shall have the authority to act for the Company.

8.6 Banking. The Members hereby authorize the Manager to open all bank accounts as it deems necessary and to enter into any deposit agreements as are required by the financial institution at which such accounts are opened. The Manager shall have signing authority with respect to such bank accounts. Funds deposited into such accounts shall be used only for the business of the Company.

8.7 Manager Non-Exclusive Function. The Manager shall not be required to manage the Company as its sole and exclusive function, and the Manager may engage in other business and investment activities in addition to those relating to the Company. Neither the Company nor either Member shall have any right, solely by virtue of this Agreement or its relationship to a Manager or the Company, to share or participate in any such other investments or activities of a Manager or to the income or proceeds derived therefrom.

8.8 Filing of Documents.

(a) The Manager shall file or cause to be filed all certificates and documents, and shall perform all other acts, as may be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Arizona, and any other state in which the Company may elect to do business.

(b) The Manager shall file an amendment to, or restatement of, the Articles of Organization (i) if there is a change in the Manager, (ii) if there is a change in the Members who own a twenty percent (20%) or greater interest in the Company, or (iii) as otherwise required under Section 29-633(B) of the Act.

8.9 Compensation and Reimbursement. The Manager shall not be entitled to any compensation for services it provides to the Company. The Company shall reimburse the Manager for all actual out-of-pocket third-party expenses incurred in connection with the carrying out of the duties set forth in this Agreement.

ARTICLE 9

The Members

9.1 Meetings of the Members. The Members have no obligation to hold meetings. Meetings of the Members shall be held on the call of either Member, provided that at least three (3) days’ prior notice shall be given to all Members with respect to any meeting, including an annual meeting. Attendance at any meeting shall constitute a waiver of any required notice unless the attendance is solely to object to the failure to provide notice. A waiver of any required notice shall be equivalent to the giving of such notice if such waiver is in writing and signed by the Person entitled to such notice, whether before, at or after the time stated therein The Members may make use of telephones and other electronic devices to hold meetings, provided that each Member may simultaneously participate with the other Member with respect to all discussions and votes of the Members. The Members may act without a meeting if the action taken is reduced to writing (either prior to or thereafter) and approved and signed by the Members. Written minutes shall be taken at each meeting of the Members; however, any action taken or matter agreed upon by the Members shall be deemed final, whether or not written minutes are prepared or finalized.

9.2 Voting of the Members. Each Member shall have a percentage vote equal to such Member’s Participating Percentage. Unless otherwise specified in this Agreement, all actions, approvals, elections, and consents required to be made by “the Members” shall only be effective if approved by a Majority-in-Interest.

9.3 Transactions Between Members and the Company. The Members agree that the Manager may engage WLH to construct the on-site improvements with respect to the LDS Property and/or to act as construction manager for the Project. If engaged by the Company, WLH shall execute a construction management agreement with the Company and be paid a fair market value fee for its services.

9.4 Rights and Obligations of Members.

(a) Each Member shall have the right to inspect and copy, during regular business hours, the books and records required to be kept by the Company pursuant to Section 14.1.

(b) Each Member shall have the right to inspect and copy, during regular business hours, any information regarding the affairs of the Company that is not described in Section 9.4(a), but only if just and reasonable (within the meaning of Section 29-607(B)(2) of the Act) for any purpose reasonably related to the Member’s Membership Interest.

(c) Each Member’s liability for the debts and obligations of the Company shall be limited as set forth in the Act and other applicable law.

9.5 Independent Activities. Each Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including but not limited to business ventures that compete with the Company, and neither the Company nor any of its Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

9.6 Default by a Member.

(a) The occurrence of any of the following events shall constitute an event of default, and the Member so defaulting (the “Defaulting Member”) shall (except as otherwise provided in clause (iv) of this Section 9.6(a)) thereafter be deemed to be in default without any further action whatsoever on the part of the Company or the other Member: (i) the attempted dissolution of the Company by the Member other than pursuant to the provisions of this Agreement, (ii) the bankruptcy or insolvency of a Member, (iii) an Event of Withdrawal with respect to a Member, but not if such Event of Withdrawal is described in clause (ii) or (iv) of Section 11.1(a), (iv) the failure of Circle G to make a Circle G Additional Capital Contribution as required pursuant to Section 4.4(a), or (v) a material violation or breach of any of the terms or provisions of this Agreement by a Member; provided, however, that a Member shall not be deemed to be in default under clause (iv) or clause (v) until that Member has failed to cure the default during the thirty (30) day period following the receipt of notice of such default, except that if the default is a non monetary default and cannot reasonably and with due diligence and in good faith be cured within such thirty (30) day period, and if the Defaulting Member immediately commences and proceeds to complete the cure of such default with due diligence and in good faith, the thirty (30) day period with respect to such default shall be extended to include such additional period of time as may be reasonably necessary to cure such default, not to exceed ninety (90) days.

(b) Any provision of this Agreement to the contrary notwithstanding, on the date that a Member becomes a Defaulting Member, that Member shall not have any voting rights with respect to any matters set forth in this Agreement, but only for as long as the default continues and is either not cured by the Defaulting Member or waived by the Manager.

9.7 Additional Members. The Company shall not issue additional Membership Interests after the date of formation of the Company without the written consent or approval of both Members, which consent may be withheld in a Member’s sole and absolute discretion. No new Member shall be entitled to any retroactive allocation of Losses, income or expense deductions incurred by the Company. The Manager may, at its option, at the time a new Member is admitted, close the Company’s books (as though the Company’s Taxable Year had ended) or make pro rata allocations of Losses, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and Section 1.706-1(c)(2) of the Regulations.

ARTICLE 10

Transfers

10.1 Transfers.

(a) A Member may not Transfer all or any part of its Membership Interest without the consent of the Manager. Each Member acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members to each other and the Company. A Transfer by a Member of all or any part of its Membership Interest in contravention of this Section 10.1(a) shall be void and of no force or effect.

(b) Any Person to whom a Membership Interest is attempted to be transferred in violation of Section 10.1(a) shall have no rights of a member of a limited liability company under the Act, including but not limited to the right (i) to receive allocations or distributions from the Company, (ii) to vote on any matter, (iii) to participate in the management of the Company, (iv) to act as an agent of the Company, (v) to obtain any information or accounting of the affairs of the Company, and (vi) to inspect the books or records of the Company. If, however, the Company is required by law to recognize the purported Transfer of a Member’s Economic Interest, the purported transferee’s rights shall be strictly limited solely to allocations and distributions as provided by this Agreement with respect to such Economic Interest, and the Member whose Economic Interest has purportedly been transferred shall have no right to any allocations or distributions with respect to such Economic Interest. The purported transferee shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights to vote or participate in management or other rights of a Member under the Act. Any allocations and distributions to such purported transferee may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee may have to the Company. The parties attempting to engage in any purported Transfer that has not been approved in writing by the other Member shall be liable to indemnify and hold harmless the Company and the other Member from all costs, liability and damages that they may incur (including, but not limited to, incremental tax liability and attorneys’ fees and expenses) as a result of such purported Transfer and efforts to enforce the indemnity granted under this Section 10.1(b).

10.2 Transfers in Compliance with this Article. In the case of a Transfer of all or a part of a Member’s Membership Interest that is made with the consent described in Section 10.1(a), the following provisions shall apply:

(a) The transferee (other than a transferee who was a Member prior to the Transfer) shall not have the right to become a Substituted Member of the Company without satisfying the conditions of Section 10.3 or obtaining the consent described in Section 10.2(b);

(b) If the Manager consents to one or more transferees being substituted as a Member or Members with respect to the entire Membership Interest of the transferor, and the conditions set forth in Section 10.3 are satisfied, then the transferor shall cease to be a Member and shall be released from its obligations and liabilities to the Company, and the transferee shall become a Substituted Member subject to the restrictions and liabilities of a Member, including any obligation of the transferor to make Capital Contributions;

(c) If the Manager does not consent to a transferee becoming a Substituted Member with respect to the entire Membership Interest of the transferor, then the transferor shall remain a Member of the Company and shall not be released from its obligations and liabilities to the Company;

(d) Upon the Transfer, the Capital Account of the transferor that is attributable to the transferred Membership Interest shall carry over to the transferee or Member to whom the Membership Interest was transferred;

(e) Any Unreturned Capital Contributions of the transferor shall carry over to the transferee and shall be treated for purposes of this Agreement as Unreturned Capital Contributions of the transferee; and

(f) Any transferee or remaining Member who acquires the transferor’s Membership Interest shall receive and hold the Membership Interest subject to the terms and conditions of the Act and this Agreement, and shall not be entitled to Transfer such Membership Interest except in accordance with this Agreement.

10.3 Requirements for Transferee Becoming a Substituted Member. No transferee shall become a Substituted Member of the Company unless the following conditions are satisfied:

(a) The consent required by Section 10.2(b) has been obtained;

(b) The Person to whom the Transfer is to be made shall have executed an assignment and assumption of Member’s rights and obligations under this Agreement with respect to the Membership Interest to which the Transfer relates;

(c) All reasonable expenses required in connection with the Transfer shall have been paid by or for the account of the Person to whom the Transfer is to be made;

(d) All applicable state and federal laws, including securities laws, shall have been complied with; and

(e) All agreements and all other documents shall have been executed and filed and all other acts shall have been performed that the Manager deems necessary to make the Person to whom the Transfer is to be made a Substituted Member of the Company.

ARTICLE 11

Withdrawals

11.1 Events of Withdrawal.

(a) Except as approved by the written consent of all Members at the time, a Person shall cease to be a Member of the Company at the following times: (i) upon the Member’s withdrawal from the Company as provided in Section 29-734 of the Act, (ii) upon the assignment of a Member’s entire Membership Interest and the admission of all of the assignees as Substituted Members, (iii) upon the Member being expelled as a Member pursuant to the Articles of Organization or this Agreement, (iv) if the Member is a natural person, upon the Member’s death, or the entry of an order or judgment by a court of competent jurisdiction adjudicating the Member incompetent to manage his or her person or estate, (v) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee), (vi) if a Member is a partnership, corporation, or limited liability company, at the time such entity ceases to exist as a legal entity, and (vii) if the Member is an estate, the distribution by the fiduciary of the estate’s entire Membership Interest. This Section 11.1(a) is intended to be consistent with Section 29-733 of the Act and shall be interpreted consistently therewith. Each of the events set forth in this Section 11.1(a) shall be referred to as an “Event of Withdrawal.”

(b) A Person shall not cease to be a Member of the Company upon the occurrence of any of the events set forth in paragraphs 4 and 5 of Section 29-733 of the Act (relating to the bankruptcy, insolvency or other financial difficulties of a Member).

11.2 Withdrawal as Breach of Agreement. Notwithstanding clause (i) of the first sentence of Section 11.1(a) or any provision of the Act, each Member acknowledges that (a) it has entered into this Agreement based on the expectation that each Member shall continue as a Member and carry out its duties and obligations under this Agreement, (b) no Member has the right to withdraw from the Company without the written consent of the other Member, and (c) any Event of Withdrawal other than an event described in clause (ii) or (iv) of the first sentence of Section 11.1(a) shall constitute a breach of this Agreement.

11.3 Consequences of Withdrawal in Breach of Agreement. If a Member’s withdrawal from the Company constitutes a breach of this Agreement as provided in Section 11.2, the Company may recover damages for such breach from the withdrawing Member (as provided under Section 29-734 of the Act and any other applicable provision of law) and the following provisions shall apply:

(a) The Member (or the Member’s successor in interest, as the case may be) shall be treated as an assignee of a Member’s Membership Interest, as provided in the Act;

(b) The Member (or the Member’s successor in interest, as the case may be) shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

(c) The Member (or the Member’s successor in interest, as the case may be) shall continue to share in distributions from the Company, on the same basis as if such Member had not withdrawn, provided that any damages to the Company as a result of such withdrawal shall be offset against amounts that would otherwise be distributed to such Member.

ARTICLE 12

Dissolution and Termination

12.1 Dissolution. The Company shall dissolve and commence winding up and liquidation upon the earliest of the following to occur:

(a) All Members provide their written consent to the dissolution of the Company;

(b) It becomes unlawful for the business of the Company to be carried on, or for the Members to carry on the business in the Company;

(c) The sale or other disposition of all or substantially all of the Company’s assets and receipt by the Company of the proceeds therefrom;

(d) An Event of Withdrawal of the last remaining Member, unless within ninety (90) days all assignees of Membership Interests in the Company consent in writing to admit at least one Member pursuant to Section 29-731(B)(4) of the Act to continue the business of the Company;

(e) The entry of a judgment of dissolution under Section 29-785 of the Act; or

(f) The involuntary or administrative dissolution of the Company by the Arizona Corporation Commission under Section 29-786 of the Act, unless and until the Company is reinstated pursuant to that section.

12.2 Continuation. Except as provided in Section 12.1(d), an Event of Withdrawal with respect to a Member shall not cause a dissolution and the Company shall automatically continue following such Event of Withdrawal.

12.3 Distributions Upon Winding Up. Upon dissolution of the Company, the Company shall be wound up and liquidated as rapidly as business circumstances permit. The Manager shall act as the liquidating trustee, and the assets of the Company shall be liquidated and the proceeds thereof shall be paid (to the extent permitted by applicable law) in the following order of priority:

(a) First, to creditors of the Company, including Members that are creditors and WLH with respect to any unrepaid advances it made pursuant to Article 5, in the order of priority as required by applicable law, except that the Company shall first pay, to the extent permitted by applicable law, liabilities with respect to which either Member is or may be personally liable;

(b) Second, to such reserves as the Manager may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company’s business;

(c) Third, to WLH, to the extent of any accrued and unpaid 8% Priority Return;

(d) Fourth, to WLH, to the extent of any Unreturned Initial Capital Contributions;

(e) Fifth, to WLH, to the extent of any accrued and unpaid 12% Priority Return;

(f) Sixth, to WLH, to the extent of any Unreturned Subsequent Capital Contributions;

(g) Seventh, to WLH, to the extent the amount of any unpaid WLH Preferred Return exceeds the amount of any unreturned Circle G Additional Capital Contribution;

(h) Eighth, to WLH and Circle G, in proportion to and to the extent of any accrued and unpaid WLH Preferred Return and unreturned Circle G Additional Capital Contributions; and

(i) Finally, to the Members, in accordance with their Participating Percentages.

12.4 Notice of Winding Up. As soon as possible following the occurrence of any of the events described in Section 12.1, the Manager shall execute and file a written notice of winding up with the Arizona Corporation Commission as required by Section 29-781(B) of the Act. Upon the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the articles of termination have been filed with the Arizona Corporation Commission as required by Section 29-783 of the Act or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

12.5 Deficit Capital Accounts. Notwithstanding anything to the contrary in this Agreement, if either Member’s Capital Account has a deficit balance (taking into account all contributions, distributions, and allocations for the Taxable Year in which the liquidation of the Company’s assets occurs), the Member shall not be obligated to make any contribution to the capital of the Company and the negative balance of such Member’s Capital Account shall not be considered a debt owed by the Member to the Company, the other Member, or to any other person for any purpose whatsoever.

12.6 Articles of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor, and all of the remaining property of the Company has been distributed to the Members, articles of termination shall be executed and filed by the Manager with the Arizona Corporation Commission as required by Section 29-783 of the Act.

ARTICLE 13

Indemnification; Liability to Members

13.1 Indemnification of Manager and Members. The Company shall indemnify, save harmless and pay all judgments and claims against the Manager and each Member relating to any liability or damage incurred by such Manager or Member attributable to any act performed or omitted to be performed by such Manager or Member in connection with the business of the Company, including attorneys’ fees incurred by such Manager or Member in connection with the defense of any action based on any such act or omission, which attorneys’ fees shall be paid as incurred. The Company shall have the right to assume the defense in any action or claim with respect to which it is indemnifying the Manager or Member in accordance with the provisions of this Section 13.1. No Manager or Member shall be personally liable or responsible for any claims or obligations, whether to the Company, the Manager or a Member, with respect to any claim or obligation for which the Company has agreed to indemnify, save harmless or pay in accordance with the provisions of this Section 13.1; provided however, that the provisions of this Section 13.1 shall not result in the indemnification of the Manager or a Member with respect to any liability, claim or obligation attributable to such Manager’s or

Member’s fraud, bad faith, gross negligence or willful misconduct or for any expense, cost or liability for which such Manager or Member is personally responsible or liable under the terms of this Agreement or any other instrument.

13.2 Other Sources. The indemnification provided for in this Article 13 shall apply only in the event, and to the extent, that the Manager or a Member is not entitled to indemnification, or other payment, from any other source (including insurance).

13.3 Liability to Other Member. No Manager or Member shall be personally liable for the failure of the Company to make distributions as set forth in this Agreement and shall not be liable, responsible, accountable in damages or otherwise to the Company or the Members for any act or omission performed or omitted by such Manager or Member in connection with the Company or its business. Notwithstanding the foregoing, the Manager and Members shall in all instances be liable for acts or omissions in breach of this Agreement or which constitute fraud, gross negligence, willful misconduct or breach of fiduciary duty. If the Manager or a Member acts or refrains from acting in reasonable reliance on the advice of counsel, the Manager or Member shall be deemed to have had a good faith belief with respect to such inaction or action. A Manager or Member shall not be required, however, to procure the advice of counsel to be entitled to the benefit of this section.

ARTICLE 14

Books, Records, Reports and Accounting

14.1 Books and Records. The Manager shall keep or cause to be kept at the Principal Office of the Company the following: (a) a current list of the full name and last known business, residence or mailing address of each Member, (b) a copy of the initial Articles of Organization of the Company and all amendments thereto, (c) copies of all written operating agreements and all amendments to the agreements, including any prior written operating agreements no longer in effect, (d) copies of any written and signed promises by either Member to make Capital Contributions to the Company, (e) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years, (f) copies of any financial statements of the Company for the three most recent years, and (g) minutes of every meeting of the Members as well as any written consents of Members or actions taken by Members without a meeting.

14.2 Taxable Year and Accounting. The Taxable Year of the Company shall be as determined by the Manager in accordance with Section 706 of the Code.

14.3 Accounting Matters.

(a) For purposes of determining the Company’s Adjusted Basis in the LDS Property for all tax and accounting purposes, the purchase price paid by the Company for each such property shall remain separate and be allocated solely to the property to which it relates.

(b) The Company’s Adjusted Basis in the LDS Property shall be allocated among the various parcels comprising the LDS Property in accordance with the relative retail fair market values of the various parcels.

(c) Except as otherwise provided in this Section 14.3 or otherwise in this Agreement, all decisions as to accounting matters shall be made by the Manager.

14.4 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all returns of the Company for federal and state income tax purposes and shall cause to be furnished to the Members the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items, for federal income tax purposes, shall be on that method of accounting as the Manager shall determine.

14.5 Tax Elections. The Manager may in its discretion determine whether to make any available elections pursuant to the Code.

14.6 Tax Matters Member.

(a) A Majority-in-Interest shall designate a Member (the “Tax Matters Member”) as the Company’s “tax matters partner” as such term is defined in Section 6231(a)(7) of the Code. The Member so designated shall satisfy the requirements of Sections 301.6231(a)(7)-1 and 301.6231(a)(7)-2 of the Regulations. A Majority-in-Interest shall designate another Tax Matters Member if the current Tax Matters Member no longer satisfies such requirements. A Majority-in-Interest may revoke the designation of a Tax Matters Member for any reason. Any revocation of the designation of the Tax Matters Member shall satisfy the requirements of Section 301.6231(a)(7)-1(j) of the Regulations.

(b) The Tax Matters Member is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably required by the Tax Matters Member to conduct those proceedings. The Tax Matters Member agrees to promptly notify the Members upon the receipt of any correspondence from any federal, state or local tax authorities relating to any examination of the Company’s affairs.

(c) The Members agree that WLH shall be the Tax Matters Member.

ARTICLE 15

Miscellaneous

15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

15.2 Representations. Each Member hereby represents, warrants and covenants to the other Member and to the Company as follows:

(a) Such Member is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to conduct its business to the extent contemplated in this Agreement;

(b) This Agreement has been duly authorized, executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member except as enforceability hereof may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally and by general equitable principles;

(c) The execution and delivery of this Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such member is a party or by which it is bound or to which its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member is subject;

(d) Such Member is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Member’s ability to carry out its obligations under this Agreement;

(e) There is no litigation, investigation or other proceeding pending or, to the knowledge of such Member, threatened against such Member or any of its Affiliates which, if adversely determined, would materially adversely affect such Member’s ability to carry out its obligations under this Agreement; and

(f) No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Member is required for the execution and delivery of this Agreement by such Member and the performance of its obligations and duties hereunder.

15.3 Number of Members. At any time in which the Company has more than two Members, all references in this Agreement (a) to “both Members” shall be deemed to refer to “all Members,” (b) to “either Member” shall be deemed to refer to “any Member,” (c) to the “other Member” shall be deemed to refer to the “other Members,” and (d) to “neither Member” shall be deemed to refer to “no Member.”

15.4 Notices. Notices shall be delivered either by private messenger service, facsimile transmission, or by private or governmental mail. Any notice or document required or permitted hereunder to a Member shall be in writing and shall be deemed to be given on the date received by the Member; provided, however, that all notices and documents mailed to a Member in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to the Member at its respective address as shown in the records of the Company, shall be deemed to have been received five (5) days after mailing. The address of each of the Members shall for all purposes be as set forth on Exhibit A unless otherwise changed by the applicable Member by notice to the Company as provided in this section.

15.5 Binding Effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Members and their respective successors and, where permitted, assigns.

15.6 Titles and Captions. All article and section headings are for convenience only and are not a part of the context of this Agreement.

15.7 Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the appropriate Person may require.

15.8 No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

15.9 Timing. Time is of the essence in the performance of each and every obligation imposed under this Agreement.

15.10 Number of Days. In computing any number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or day that is a legal holiday in the State of Arizona, then the final day shall be deemed to be the next day that is not a Saturday, Sunday or legal holiday in the State of Arizona.

15.11 Waiver of Partition. Each Member irrevocably waives any right he may have to maintain any action for partition with respect to the LDS Property or any other assets of the Company.

15.12 Further Assurances. The Members shall execute all further instruments and perform all acts which are or may become necessary to effectuate and to carry on the business contemplated by this Agreement.

15.13 Estoppel Certificates. The Members hereby agree that, at the request of either Member, they shall each execute and deliver an estoppel certificate stating, to the extent true, that this Agreement is in full force and effect and that to the best of such Member’s knowledge and belief there are no defaults by either Member (or that certain defaults exist, as the case may be) under this Agreement.

15.14 Amendments. This Agreement may not be amended except by a Majority-in-Interest.

15.15 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of the Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Signatures on this Agreement received by facsimile transmission shall be deemed to be original signatures.

15.16 Entire Agreement. This Agreement contains all the agreements between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, oral statements, oral promises, or oral inducements exist. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth in this Agreement, have been made by the parties thereto to this Agreement.

15.17 Severability. Every provision of this Agreement is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of the Agreement.

15.18 Legal Counsel. The Members have been informed and acknowledge that the only party Bryan Cave LLP represented in connection with the formation of the Company and the drafting and negotiation of this Agreement was WLH, and Bryan Cave LLP did not represent Circle G or the Company in connection therewith. The Members have also been informed and acknowledge that Bryan Cave LLP expects to continue to represent WLH in connection with other matters in the future, including matters relating to the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

MEMBERS:	WILLIAM LYON HOMES, INC., a California corporation

By:

Its:

By:

Its:

CIRCLE G ONE, LLC, an Arizona limited liability company

	BY:	Circle R Investments, LLC, an Arizona limited liability company, its Member

By:
Gerald J. Ricke, its Manager

	BY:	Landmark Land Investments, LLC, an Arizona limited liability company, its Member

By:
T. Dennis Barney, its Manager

By:
T. Jason Barney, its Manager

	BY:	Dragonfly Capital Holdings, L.L.C., an Arizona limited liability company, its Member

		By:	Apac Contracting, Inc., an Arizona corporation, its Manager

By:
William R. Olsen, President

The undersigned hereby accepts its appointment as Manager

of Circle G at the Church Farm North Joint Venture, LLC.

WILLIAM LYON HOMES, INC.
a California corporation

By:

Its:

By:

Its:

EXHIBIT A

Names and Addresses of Members

1.	William Lyon Homes, Inc.
8840 E. Chaparral Road, Suite 200
Scottsdale, Arizona 85250
Attn: Mr. Tom Hickcox

and

William Lyon Homes, Inc.
4490 Von Kalman Avenue
Newport Beach, CA 92660
Attn: Mr. Rick Robinson

2.	Circle G One, L.L.C.
2152 Vineyard, Suite 105
Mesa, Arizona 85210
Attn: Mr. Dennis Barney